Exhibit 99.2
Intel Corporation 2200 Mission College Blvd. P.O. Box 58119 Santa Clara, CA 95052-8119 CONTACT: Intel Corporation _____ Cray Media _____ Cray Investors Nick Knupffer _____ Erin McGhee _____ Vic Chynoweth 408-250-7265 206-701-2107 206-701-2094 nick.knupffer@intel.com pr@cray.com ir@cray.com
CRAY AND INTEL COLLABORATE TO DEVELOP
FUTURE SUPERCOMPUTING TECHNOLOGIES
SANTA CLARA, Calif. and SEATTLE, April 28, 2008 — Cray Inc. (Nasdaq GM: CRAY) and Intel Corporation announced the signing of a comprehensive multi-year agreement to advance high-performance computing on Intel processors while delivering new Intel and Cray technologies in future Cray server systems. The collaboration of these two industry leaders will result in high performance computing (HPC) systems that will help solve some of the world’s most complex scientific, engineering and humanitarian challenges.
“We’re excited at the potential of bringing together Intel’s powerful silicon expertise and Cray’s industry leadership in scalable HPC systems,” said Peter Ungaro, president and CEO of Cray. “We pride ourselves in offering the most innovative supercomputing systems and our customers will now enjoy greater choice in processor technologies.
“This collaboration provides the HPC market segment with access to the best microprocessors the industry has to offer at any point in time, in the most advanced supercomputers in the world,” Ungaro added. “This further strengthens Cray’s industry-leading adaptive supercomputing vision as we move into the Cascade timeframe and beyond.”
The two companies plan to explore future supercomputer component designs such as multi-core processing and advanced interconnects. As a result of this collaboration, Cray and Intel plan to develop a range of HPC systems and technologies over the next several years.

“Cray’s commitment to Intel is a testament of our commitment to HPC and the strength of our hardware and software roadmap and many-core research,” said Patrick Gelsinger, senior vice president and general manager of Intel’s Digital Enterprise Group. “Throughout Cray’s history, it has been an innovator in high-end HPC while Intel has pushed the boundaries of processor technology.
“The combination of this industry leadership and technical strength will allow HPC users to take advantage of future Xeon and other Intel processor technologies,” Gelsinger said. “Together we will enable fundamental and historical problems of science and industry to be solved.”
About Cray
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
About Intel
Intel, the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel and Xeon are trademarks of Intel Corporation in the United States and other countries.
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